EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 29, 2007, in the Registration Statement (Form S-4 No. 333-0000) and related Prospectus of Broadview Networks Holdings, Inc. and Subsidiaries for the registration of $300,000,000 aggregate principal amount of its Senior Secured Notes due 2012.

/s/ Ernst & Young LLP
New York, New York

May 14, 2007